EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of the 31st day of March, 2003 (the “Effective Date”), by and between Covalent Group, Inc., a Delaware corporation (the “Company”), and Kenneth Borow, M.D. (“Executive”).

WHEREAS, Executive has served as the Company’s President and Chief Executive Officer pursuant to the terms and conditions of an Employment Agreement dated November 1, 1999 (“Prior Employment Agreement”).

WHEREAS, the Company and Executive wish to replace the Prior Employment Agreement with this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

1.1. “Base Salary” means the annual salary to be paid to Executive in a given year.

1.2. “Benefits” means the employee benefits described in Section 4.2.

1.3. “Board” means the Board of Directors of the Company.

1.4. “Cause” exists when the Board determines that the Executive has: (a) engaged in any type of disloyalty to, or gross negligence or willful misconduct with respect to, the Company or any of its affiliates or subsidiaries, including (without limitation) fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement; (b) committed a felony; (c) materially breached any agreement with or fiduciary duty owed to the Company and has not cured that breach within fifteen (15) days after delivery of notice thereof; (d) refused to follow the lawful and reasonable directives of the Board and has not cured such refusal within fifteen (15) days after delivery of notice thereof; (e) engaged or in any matter participated in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates any material provisions of Section 5 hereof, without authorization from the Company; or (f) engaged in alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription).

1.5. “Change in Control” means the occurrence of any of the following: (a) the sale, transfer, assignment or other disposition by stockholders of the Company, in one transaction or a series of related transactions, of more than 25% of the voting power represented by the then outstanding capital stock of the Company to one or more persons (other than to persons who are shareholders of the Company on the date hereof, or to affiliates of any such shareholders); (b) a reorganization, merger or consolidation of the Company that results in the persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation ceasing to own more than 50% of the voting power represented by the surviving company’s outstanding securities immediately following such reorganization, merger or consolidation; or (c) a sale of all or substantially all of the Company’s assets (a sale of substantially all of the assets of the Company shall mean a sale or other disposition, whether in a single transaction or a series of related transactions, other than in the ordinary course of business). The effective date of a Change in Control shall be, for a Change in Control as described in Section 1.5 (a), on the date on which the Company becomes aware that change in voting power exceeds 25%, and for a Change in Control as described in Section 1.5 (b) or (c), the date the transaction is completed.

1.6. “Competing Business” means the business of providing, on a contract basis, pharmaceutical research development and research management, the design and management of clinical trials for pharmaceutical, biotechnology and medical device businesses, the design and writing of clinical development reports and programs and/or the management of the global regulatory submission process for pharmaceutical, biotechnology and medical device products. A pharmaceutical, biotechnology or medical device company is not a Competing Business for purposes of this Agreement, provided that it does not engage in the above-described activities on a contract basis for others.

1.7. “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the Philadephia-Wilmington-Atlantic City area, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.8. “Disability” means the Executive’s inability with or without reasonable accommodation (as determined by a licensed physician) to satisfactorily perform his duties by reason of physical or mental illness or incapacity for a period of at least 120 days during any 12 month period (whether or not consecutive).

1.9. “Good Reason” means any of the following, unless made with the prior written consent of Executive: (a) a material, adverse change in Executive’s title, authority or duties, (b) any decrease in Executive’s Base Salary except for decreases that are in conjunction with decreases in other executive salaries, (c) a failure by the Company to pay to Executive any amount due to him under this Agreement for more than 10 days after written notice of such non-payment has been delivered to the Company; or (d) any other material breach by the Company of this Agreement or any other agreement between Executive and the Company, which breach has not been cured within 10 days following the delivery of written notice thereof to the Company.

1.10. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Executive (1) at any time and at any place while Executive is employed by Company and which, in the case of any or all of the

1.11 “Per Share Value” means an amount equal to the Stock Price immediately preceding the effective date of a Change in Control, provided that, if the Change in Control event is a tender, merger or other transaction in which all of the outstanding shares of the Company’s common stock are to be exchanged for all or any combination of cash, securities of another entity or other form of consideration, the Stock Price means an amount equal to the per share price paid or to be paid in cash to the holders of the Company’s common stock in such tender, merger or other transaction (or, if there is more than one per share price, the weighted per share price paid or to be paid); and further provided that, if the consideration in such tender, merger or other transaction is not paid in cash or is paid only partly in cash, the Board in its reasonable discretion shall determine the fair market value of such non-cash consideration, valuing publicly-traded securities, if any, by the same method used in determining Stock Price pursuant to Section 1.16.

foregoing, are related to and useful in connection with the business of the Company, or (2) as a result of tasks assigned to Executive by the Company.

1.12. “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company’s relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) customer and vendor credit information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

1.13. “Restricted Period” means the Term plus the two year period following the Term.

1.14. “Restrictive Covenants” means the provisions contained in Section 5.1 of this Agreement.

1.15. “Severance Period” means the period from the date that Executive’s employment is terminated until the first anniversary of such date.

1.16. “Stock Price” means, with respect to any particular date: (a) the average closing price of the shares of common stock of the Company as reported on the principal national securities exchange on which such shares are traded for the five (5) trading days immediately preceding such date; or (b) if the shares are not listed or admitted to unlisted trading privileges on a national securities exchange, the average closing price of the shares as reported by The Nasdaq Stock Market for the five (5) trading days immediately preceding such date; or (c) if the shares are not listed or admitted to unlisted trading privileges on a national securities exchange or traded on The Nasdaq Stock Market, then the Stock Price shall be determined by the Board in its reasonable discretion.

1.17. “Term” means the period beginning on the date hereof and ending on the earlier of: (a) the third anniversary of the date hereof, or (b) the date that Executive’s employment with the Company is terminated for any reason.

SECTION 2. Duration of Agreement; Duties. Subject to the terms of this Agreement; Executive’s employment by the Company may be terminated at any time; provided, however, that during the Term, the terms and conditions of Executive’s employment by the Company shall be as herein set forth. During the Term, Executive shall serve as the Company’s President and Chief Executive Officer and shall devote his best efforts and full business time, abilities and services to the Company to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board. Executive shall report to the Board. Executive will render his services hereunder to the Company and its affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him. Executive will perform his duties primarily at the Company’s principal administrative headquarters; provided, however, that Executive will travel for business purposes at such times and to such places as reasonably requested by the Company. Executive shall not, without the prior written consent of the Board, directly or indirectly engage in any other business activities or pursuits, except activities in connection with charitable activities or passive personal investments, provided that such activities do not interfere with his performance of responsibilities under this Agreement and the obligations in Section 5. The Board has approved Executive’s participation in the activities listed in Exhibit A hereto.

SECTION 3. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, an initial Base Salary at an annual rate of $325,000 for the period from February 1, 2003 through the end of the Term (and the Company shall, on or before April 30, 2003, pay to Executive an amount equal to the difference between the Base Salary the Company actually paid him for the period February 1, 2002 through January 31, 2003 and the Base Salary he would have been paid had his compensation been at the rate of $300,000 for that time period); provided, however, that the annual rate of Base Salary for each 12 month period beginning on or after February 1, 2004 will increase, from the annual rate of Base Salary in effect for the immediately preceding 12 month period, by an amount equal to the annual percentage increase in the CPI for the immediately preceding calendar year. The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive’s wages by the Company, and which shall be withheld and paid in accordance with the Company’s normal payroll practices for its similarly situated employees from time to time in effect.

SECTION 4. Bonuses; Benefits; Change in Control Payment.

4.1. Annual Bonus. For each fiscal year of the Company ending during the Term, Executive will be eligible to receive an annual bonus upon the achievement of specified corporate and personal performance goals, as described in Exhibit B hereto.

4.2. Benefits. Executive will be entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company from time to time for its senior executives, subject to the terms and conditions of such plans or arrangements. Executive shall be entitled to the same number of weeks of paid vacation per year as provided to other senior executives of the Company. Company shall also obtain for Executive term life insurance providing death benefits to Executive’s designee(s) in the amount of two years of Executive’s then-current Base Salary.

4.3. Equity Incentives. From time to time, the Board will review the performance of the Company and Executive and, in its sole discretion, may grant stock options, shares of restricted stock or other equity-based incentives to Executive to reward extraordinary performance and/or to encourage Executive’s future efforts on behalf of the Company.

4.4. Change: In Control Payment. If a Change in Control occurs during the Term (or, with respect to a Change in Control contemplated by Section 1.5(b) or (c) or a Board approved tender offer within one (1) year following the Term if substantive discussions between the Company and the other party or parties concerning such transaction had commenced during the Term but only if Executive’s employment with the Company was terminated, prior to such Change in Control, by the Company without cause or by Executive with good reason), the Company shall pay to Executive a Change in Control payment determined as follows: (a) if the Per Share Value is at least $3.50 but less than $5.00, Executive will receive an amount equal to one times his Base Salary; (b) if the Per Share Value is at least $5.00 but less than $6.50, Executive will receive an amount equal to two times his Base Salary; (c) if the Per Share Value is at least $6.50 but less than $8.00, Executive will receive an amount equal to three times his Base Salary; (d) if the Per Share Value is at least $8.00 but less than $11.00, Executive will receive an amount equal to four times his Base Salary; or (e) if the Per Share Value is at least $11.00 or more, Executive will receive an amount equal to five times his Base Salary. The dollar amounts set forth in this Section 4.4 shall be deemed automatically adjusted in the event the Company effects a stock split, stock dividend, reverse stock split or other similar recapitalization as may be determined in the reasonable discretion of the Board, and such adjusted amounts shall be set forth in a notice from the Company to Executive. Such payment shall be made by the Company to the Executive not later than the effective date of the Change in Control. Executive shall be entitled to only one payment pursuant to this Section 4.4, if applicable, during the Term notwithstanding that more than one Change in Control may occur during the Term.

4.5. Possible Reduction in Payments and Benefits. Following any Change in Control, to the extent that any amount of payments or benefits provided to Executive under this Agreement would cause Executive to be subject to excise tax or would fail to be tax deductible to the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“the Code”), and after taking into consideration all other amounts payable to Executive under other Company plans, programs, policies and arrangements, then the amount of payments and benefits provided under this Agreement shall be reduced (first by any payments, and then, to the extent necessary, by any benefits), to the extent necessary to avoid imposition of any such excise taxes and to ensure that no portion of the payments made to Executive will fail to be tax deductible to the Company by reason of 280G. The determination of whether any payment or benefit would be subject to excise tax will be made in the sole discretion of the Board based on the advice of the Company’s auditors.

SECTION 5. Non-Compete; Confidentiality; Non-Solicitation. In consideration for entering this Agreement and the amounts which Executive has, shall or may receive from the Company pursuant to Sections 3, 4 and 6 hereof, and except as otherwise provided in Section 6.2 hereof, Executive agrees to be bound by the Restrictive Covenants set forth in this Section 5.

5.1. Restrictive Covenants.

(a) Non-Compete. Executive shall not, during the Restricted Period, in the United States or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive’s capacity as an employee of the Company, and in the best interests of the Company) do any of the following without the prior written consent of the Board:

(i) engage or participate in any Competing Business;

(ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

(iii) solicit or call on, either directly or indirectly, for purposes of selling services competitive with services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Executive’s employment by the Company;

(iv) influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(v) influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period until the expiration of twelve (12) months from the date such person ceases to have been employed or retained by the Company.

(b) Confidentiality. Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict Executive’s ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law. If Executive or any of his representatives become legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

(c) Property.

(i) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.

(ii) Executive agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. §§ 101 and 201) and that all right, title and interest in such Intellectual

Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

5.2. Rights and Remedies Upon Breach.

(a) Specific Enforcement. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

(b) Extension of Restrictive Period. In the event that Executive breaches any of the Restrictive Covenants contained in Section 5.1(a), then the Restricted Period shall be extended for a period of time equal to the period of time that Executive is in breach of such restriction.

(c) Accounting. If Executive willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to disclose all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.3. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

5.4. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 5 to any employer that Executive may work for during the Restricted Period and to allow the Company to do the same.

5.5. Acknowledgments. Executive acknowledges that the Restrictive Covenants contained in Section 5.1(a) are included herein in order to induce the Company to employ Executive pursuant to the other terms of this Agreement and to agree to the provisions of Section 6.2. Executive further acknowledges that the duration and geographic scope of Section 5.1(a) are reasonable given the nature of this Agreement.

5.6. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

SECTION 6. Termination. Subject to the terms of this Agreement, Executive’s employment hereunder may be terminated at any time. Immediately and automatically upon any termination, Executive agrees that he will be deemed to have resigned as a member of the Board without any further action required on the part of Executive, the Board or the Company. Furthermore, upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 6.

6.1. Generally. If Executive’s employment with the Company is terminated during the Term for any reason other than as specified in Section 6.2 (including termination by the Company for Cause, as a result of Executive’s death, as a result of Executive’s Disability, or by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of (a) all accrued but unpaid Base Salary and Benefits through the date of such termination, and (b) the payment of any accrued but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation hereunder by reason of such termination.

6.2. Termination Without Cause or With Good Reason. If Executive’s employment by the Company is terminated during the Term by the Company without Cause or by Executive with Good Reason, Executive will be entitled to (a) the payment of all accrued but unpaid Base Salary and Benefits through the date of such termination, (b) the payment of any accrued but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination, (c) a continuation of group health coverage for Executive for the Severance Period (and, to the extent covered immediately prior to the date of Executive’s termination, his dependents) with the contributions paid by the Company and the Executive continuing on the same basis as in effect on the date of Executive’s termination (as such contributions may be changed in accordance with changes for similarly situated employees during the relevant time period); (d) the payment for the Severance Period of monthly severance payments equal to one-twelfth of his Base Salary as of the date of such termination, and (e) vesting of all of Executive’s stock options, to the extent not already vested. The benefits described in this Section 6.2 (c), (d) and (e) shall be paid only if Executive executes a release agreement in a form acceptable to the Company (as set forth in Exhibit C hereto), shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and shall be offset by any monies Executive may owe to the Company. Upon the end of the Severance Period, all benefits described in this Section 6.2 (c), (d) and (e) will cease and the Company shall have no further liability or obligation by reason of such termination. Notwithstanding the foregoing, the Company may elect to waive the application of Section 5.1(a) of this Agreement by written notice delivered to the Executive within 15 days of his termination and, in that case, Executive will not be entitled to any benefits described in Section 6.2(c), (d) and (e), above. If Executive violates the provisions of Section 5.1(a), the Company’s obligations to provide the benefits described in Section 6.2(c), (d) and (e) shall cease and be rendered a nullity.

6.3. Termination Procedures. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to death) shall be communicated by written notice of termination to the other party and shall set forth the circumstances that provide the basis for Executive’s termination. The date of termination shall be (a) the date of death, if Executive’s employment is terminated by death or (b) the date of the notice of termination or the expiration of any applicable remedy period, whichever is later.

SECTION 7. Expenses. The Company will pay or reimburse Executive for reasonable and necessary expenses directly incurred in the course of his employment by the Company in accordance with the standard policies and practices of the Company.

SECTION 8. Other Agreements. Executive represents, warrants and, where applicable, covenants to the Company that:

8.1. There are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder;

8.2. Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound; and

8.3. Executive is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

SECTION 9. Miscellaneous.

9.1. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, the Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Each party will be responsible for his or its own attorneys’ fees. Any arbitration proceeding pursuant to this Agreement shall be conducted in Pennsylvania by the American Arbitration Association (“AAA”), JAMS or any other mutually agreeable provider, under the then existing employment-related arbitration rules of the applicable provider. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

9.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

9.3. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive:

Kenneth Borow, M.D.

407 Wyntre Lea Drive

Bryn Mawr, PA 19010

If to Company:

Covalent Group, Inc.

One Glenhardie Corporate Center

1275 Drummers Lane

Wayne, PA 19087

Attention: Jorge Leon

with a copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

Attention: Steven J. Feder, Esquire

Fax: 610-640-7835

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9.4. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature, whether written or oral, relating to the employment of Executive by the Company including but not limited to the Prior Employment Agreement. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

9.5. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

9.6. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

9.7. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7 and 9 hereof (and the definitions set forth in Section 1 applicable to such sections) shall survive the expiration of the Term.

9.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.9. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

9.10. Shareholder Approval. The Company represents that no shareholder approval is required for the Company to enter into this Agreement and provide the benefits contemplated herein, or that such shareholder approval has been obtained.

9.11. Noncontravention. The Company represents that, to its knowledge, it is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s abilities to enter into or perform this Agreement.

9.12. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

COVALENT GROUP, INC.

By:

Name & Title:

EXECUTIVE

Kenneth Borow, M.D.

EXHIBIT A

The Board has approved the Executive’s participation in the following activities:

1.	manage Executive personal, financial and legal affairs;

2.	work as an expert witness or, with the consent of the majority of the Board of Directors, as a medical consultant;

3.	serve on civic, charitable, governmental or professional boards;

4.	with the consent of a majority of the Board of Directors, serve on advisory boards of business corporations; provided that no further consent of the Board shall be needed for Executive to serve on advisory boards of business clients of the company in connection with clinical trials or other Company business; and further provided that no further Board consent shall be needed for Executive to continue serving on the advisory boards Mera Pharmaceuticals and Mylan Laboratories/Bertek;

5.	with the consent of a majority of the Board of Directors, serve as a member of the board of directors of business corporations; and

6.	ongoing activities to support the Executive’s medical education and expertise.

EXHIBIT B

Executive’s Annual Bonus will be based on two components: (a) one component, to be awarded in the sole discretion of the Compensation Committee of the Board (or, if no such Committee exists, the Board), will be based on whether Executive has achieved the personal performance goals set by the Board; (b) the second component will be based on Executive’s achievement of budget goals.

Executive’s Annual Bonus will be calculated in the following manner:

1.	Commencing in fiscal 2003, the potential bonus in any fiscal year will be 50% of Executive’s Base Salary.

2.	Each fiscal year, the bonus will be equal to the sum of the following:

a.	Executive can earn up to one-half of his maximum potential bonus (i.e., ½ of 50% of Base Salary) based on the extent to which the Company meets the annual budget set by the Board for that fiscal year. Executive shall receive the percentage of potential bonus correlated with the following benchmarks:

Actual Net Income as % of Budgeted Net Income
100% + above	90—99%	80 – 89%	Less Than 80%
Bonus 100%	75%	50%	0%

b.	Executive can earn up to one-half of his maximum potential bonus based on his achievement of performance goals, as determined in the sole discretion of the Compensation Committee or, if no such Committee exists, the Board. The performance goals will be communicated by the Board to Executive at the beginning of each fiscal year.

3.	Executive’s Bonus will be paid as soon as feasible after the close of the applicable fiscal year and the completion of the audit of the Company’s financial statements.

EXHIBIT C

Executive hereby generally releases and discharges the Company, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, directors, officers, executives and agents, whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Release. Except as otherwise expressly provided herein or in Executive’s Employment Agreement, Executive’s release specifically includes, but is not limited to:

a.	any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, incentives, and bonuses;

b.	any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

c.	any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, or any other protected status, and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;

d.	any and all claims under any federal, state or local statute or law;

e.	any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

f.	any and all claims for attorneys’ fees and costs;

g.	any and all other claims for damages of any kind; and

h.	any and all claims relating to or arising out of the Employment Agreement, except as set forth in the following sentence.

This Release does not include claims to enforce any of the obligations of the Company under and pursuant to (i) the Employment Agreement which, by its express terms, survive the expiration of the Term of the Employment Agreement; or (b) the Indemnification Agreement between the Company and Executive.